Exhibit 10.11

BB&T CORPORATION

SHORT-TERM INCENTIVE PLAN

(January 1, 2009 Restatement)

1.	The Plan. The purpose of the BB&T Corporation Short-Term Incentive Plan (formerly, the BB&T Corporation Amended and Restated 1996 Short-Term Incentive Plan) (the “Plan”) is to provide select key executives of BB&T Corporation or an affiliate thereof (collectively, the “Company” unless the context otherwise requires) with cash awards (the “Awards”) based upon attainment of preestablished, objective performance goals, thereby promoting a closer identification of the participating employees’ interests with the interests of the Company and its shareholders, and further stimulating such employees’ efforts to enhance the efficiency, profitability, growth and value of the Company.

2.	Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or a subcommittee thereof (the “Committee”). To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), each member of the Committee (or subcommittee of the Committee) participating in the administration of this Plan shall be an “outside director” as defined in Section 162(m) and related regulations. The Committee shall have full authority to interpret and administer the Plan and establish rules and regulations for the administration of the Plan. Any actions of the Committee may be taken by a written instrument signed by all of the members of the Committee and such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. The decisions and determinations of the Committee in all matters regarding the Plan shall be in its sole discretion. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive. No member of the Committee shall be liable for any action, determination or decision made in good faith with respect to the Plan or any Award paid under it. Notwithstanding the foregoing, the Committee may delegate the administration of the Plan to one or more of its designees, but only with respect to matters regarding participants who are not in the executive management class. The “executive management class” shall include such members of executive management of the Company who are otherwise eligible to participate in the Plan and are approved from time to time by the Committee as members of such class. All matters regarding the participants in the executive management class shall be the sole responsibility of the Committee.

3.	Eligibility. The participants in the Plan (collectively, the “Participants” or individually, a “Participant”) shall be those key executives of the Company who are designated each year as Participants by the Committee. With respect to members of the executive management class, such designation shall be made in writing during the first 90 days of each calendar year and before 25% of relevant performance period has passed. Participation in the Plan in any one calendar year does not guarantee that a key executive will be selected to participate in the Plan in any following calendar year.

4.	Size of Awards. Each calendar year, the Committee shall establish a target award (the “Target Award”) for each Participant in the Plan, which shall be expressed as a percentage of his “Base Compensation.” For this purpose, “Base Compensation” means the base compensation (including salary and all other regular base pay, but excluding incentive compensation, bonuses, and other similar compensation actually paid to the Participant during the calendar year; provided, however, that the Base Compensation of a Participant who is in the executive management class shall not exceed the limit established by the Committee (the “Base Compensation Limit”). If and to the extent the performance goals established for the Participant by the Committee pursuant to Section 5 are met, the Participant’s Award shall range from the amount of his “Threshold Award” to the amount of his “Superior Award.” A Participant’s “Threshold Award” shall be equal to 25 percent of his Target Award, his Target Award shall be equal to no more than 125% of his Base Compensation and his Superior Award shall be equal to a maximum percentage (the “Maximum Percentage”) not to exceed 225% of his Target Award. The Target Award of each Participant or class of Participants (e.g., the executive management class), the Maximum Percentage and the Base Compensation Limit shall be established in writing by the Committee during the first 90 days of each calendar year while the outcome is substantially uncertain and before 25% of the relevant performance period has passed.

5.	Establishment of Performance Goals. A Participant’s Award, if any, shall be earned based on the attainment of written performance objectives approved by the Committee. In the case of the executive management class, such performance objectives shall be established by the Committee in writing (i) while the outcome for the performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance objective relates, or if less than 90 days, no more than the number of days which is equal to 25% of the relevant performance period. The performance goals established for each Participant or class of Participants (e.g., the executive management class) may be attached hereto as an Exhibit following establishment thereof. The following rules and guidelines shall apply in establishing performance goals:

a.	Types of performance. The performance goals established by the Committee shall be based on one or more performance measures that apply to the Participant alone (“Individual Performance”), the Participant’s business unit/function performance (“Business Unit/Function Performance”), the Company as a whole (“Corporate Performance”), or any combination of Individual Performance, Business Unit/Function Performance or Corporate Performance. If a Participant’s performance goals are based on a combination of Individual Performance, Business Unit/Function Performance or Corporate Performance, the Committee shall weight the importance of each type of performance that applies to such Participant by assigning a percentage to it (the “Weighted Percentage”). In no event shall the aggregate Weighted Percentages exceed 100 percent.

b.	Performance measures. The Committee shall establish the performance measures that apply to Individual Performance, Business Unit/Function Performance and Corporate Performance.

(i)

Individual Performance. The performance measures for Individual Performance shall be established separately for each Participant whose performance goals are based in whole or in part on Individual Performance.

Such performance measures shall be based on such business criteria as process improvement, sales, loan growth, deposit growth and expense management.

(ii)	Business Unit/Function Performance. The performance measures for Business Unit/Function Performance shall be established separately for each Participant whose performance goals are based in whole or in part on Business Unit/Function Performance. Such performance measures shall be based on such business criteria as achievement of financial or non-financial goals, growth and market share.

(iii)	Corporate Performance. The performance measures for Corporate Performance shall be established based on such factors as stock price, market share, sales, earnings per share, return on equity, return on average assets or expense management.

If more than one business criteria is used as a performance measure for a type of performance (e.g., Corporate Performance), the Committee shall weight the importance of each business criteria by assigning a percentage to it. In no event shall the aggregate percentages exceed 100 percent.

c.	Levels of performance. The Committee shall establish a threshold, target and superior level of performance with respect to each measure of performance. A Performance Value shall be assigned to each such level of performance as follows:

Level of Performance	Performance Value

Threshold Performance	25% of Target Award
Target Performance	No more than 125% of Target Award
Superior Performance	No more than 225% of Target Award

Interpolation shall be used to determine the Performance Value associated with performance between the threshold, target and superior performance levels. Performance below the threshold level shall have a 0 value and performance at or above the superior level shall have a value not to exceed the Maximum Percentage.

6.	Determination and Payment of Awards. The determination of the Award (if any) payable to a Participant shall be made as soon as practicable after the end of each calendar year by the Committee. The amount of the Award shall be determined in accordance with the following formula:

(AxBxC) + (AxDxE) + (AxFxG) = Award

where:

(A)	is the Participant’s Target Award;

(B)	is the Participant’s Weighted Percentage (if any) for Individual Performance;

(C)	is the Performance Value assigned to the level of performance attained by the Participant for Individual Performance;

(D)	is the Participant’s Weighted Percentage (if any) for Business Unit/Function Performance;

(E)	is the Performance Value assigned to the level of performance attained by the Participant for Business Unit/Function Performance;

(F)	is the Participant’s Weighted Percentage (if any) for Corporate Performance; and

(G)	is the Performance Value assigned to the level of performance attained by the Participant for Corporate Performance.

Notwithstanding the foregoing formula, however, in no event may the amount of a Participant’s Award for any calendar year exceed 2.8125 times the Participant’s Base Compensation for the calendar year.

The Award, if any, earned by a Participant with respect to a calendar year shall be paid to him in cash as soon as practicable following the determination of the amount of the Award and the Committee’s written certification that the Participant achieved his performance goals, but in no event later than March 15 of the following calendar year. The Award may be paid in lump sum or in installments, in the Committee’s discretion. The Committee shall not have any discretion to increase the amount of an Award otherwise earned and payable pursuant to the terms of the Plan to a Participant who is a member of the executive management class. The Committee shall have the discretion to reduce or eliminate the amount of an Award otherwise earned and payable pursuant to the terms of the Plan to any Participant. No Award shall be paid to a Participant if his performance is below the threshold level of performance established by the Committee.

7.	Termination For Reasons Other Than Death, Disability or Retirement. If a Participant’s employment with the Company is terminated for any reason other than death, disability or retirement during a calendar year, he shall forfeit his right to receive any Award under this Plan, except that the Committee may elect, in its sole and absolute discretion, to pay an Award to such Participant based on his performance and Base Compensation for that portion of the calendar year during which he was employed.

8.

Termination Due to Death, Disability or Retirement. If a Participant’s employment with the Company is terminated during a calendar year by reason of death, disability or retirement, and the Participant has been actively employed by the Company for a minimum of six (6) calendar months during such calendar year, he shall be eligible for an Award based on his performance and Base Compensation for that portion of the calendar year in which he was employed. The determination and payment of such Award shall be made by the Committee at the end of such calendar year in the manner described in Section 6. If a

Participant shall terminate employment during the calendar year for any such reason with less than six (6) calendar months of employment, he shall forfeit his right to receive any Award under this Plan, except that the Committee may elect, in its sole and absolute discretion, to pay an Award to such Participant based on his performance and Base Compensation for that portion of the calendar year during which he was employed.

9.	Change of Control.

a.	Notwithstanding any other provision in the Plan to the contrary, in the event of a Change of Control (as defined in Section 9(b)), the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or advisable with respect to any Award, including, without limitation, (i) the acceleration of payment of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder; provided, however, that the Committee may not exercise any discretion under the Plan to reduce the amount payable in respect of any Award relating to a calendar year which ended prior to the date of such Change of Control but which Award had not been paid out at the time of the Change of Control and such Awards shall be paid out entirely in cash as promptly as practicable following the Change of Control, unless this right has been waived by the Participant.

b.

For purposes of this Section 9, a “Change of Control” will be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) together with its affiliates, excluding employee benefit plans of the Company and its affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (ii) as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of the Plan constituted the Company’s Board of Directors, plus new directors whose election or nomination for election of the Company’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor other than a merger or consolidation which would result in the voting securities of the Company or such surviving entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (v) any event occurs which the Company’s Board of Directors determines should constitute a Change of Control.

10.	No Right to Employment. Nothing contained in this Plan or any action taken pursuant to the Plan shall be construed as conferring upon any Participant the right or imposing upon him the obligation to continue in the employment of the Company, nor shall it be construed as imposing upon the Company the obligation to continue to employ the Participant.

11.	Amendments. The Board of Directors of the Company may amend, discontinue or terminate the Plan in whole or in part at any time; provided, that no such action shall adversely affect any Award earned and payable under the Plan as of the date of such amendment or termination without the Participant’s consent; provided, further, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of Section 162(m) of the Code or other applicable laws.

12.	Effective Date. As of the date of execution of this Plan document, effective January 1, 2009, and subject to the approval by the shareholders of the Company of certain performance criteria as required by Section 162(m) and related regulations, the Plan is hereby amended and restated for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service (collectively, “Section 409A”). Notwithstanding the foregoing, on and after January 1, 2005 through December 31, 2008, the Plan has been operated, to the extent applicable, in good faith compliance with Section 409A. Moreover, to the extent applicable, the Company intends that the Plan comply with Section 409A and the Plan shall be construed consistently with such intent.

13.	Miscellaneous.

a.	Taxes; Offset. Any tax required to be withheld by any government authority shall be deducted from each Award. The Committee, in its sole discretion (but subject to applicable law), may apply any amounts payable to any Participant hereunder as a setoff to satisfy any liabilities owed to the Company by the Participant.

b.	Nonassignability. Awards and any other rights under the Plan shall not be subject to anticipation, alienation, pledge, transfer or assignment by any person entitled thereto, except by designation of a beneficiary or by will or the laws of descent and distribution.

c.

No Trust; Unfunded Plan. The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the Participants. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Participants or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

d.	Facility of Payments. If a Participant or any other person entitled to receive an Award under this Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.

e.	Beneficiary Designation. Each Participant may designate a beneficiary hereunder. Such designation shall be in writing, shall be made in the form and manner prescribed by the Committee, and shall be effective only if filed with the Committee prior to the Participant’s death. A Participant may, at any time prior to his death, and without the consent of his beneficiary, change his designation of beneficiary by filing a written notice of such change with the Committee in the form and manner prescribed by the Committee. In the absence of a designated beneficiary, or if the designated beneficiary and any designated contingent beneficiary predecease the Participant, the beneficiary shall be the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate.

f.	Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws.

g.	Compliance with Code Section 162(m). The Company intends that compensation under the Plan to covered employees (as such term is defined in Section 162(m) and related regulations) will constitute qualified “performance-based compensation” within the meaning of Section 162(m) and related regulations, unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Section 162(m) and related regulations. If any provision of the Plan or any Award that is granted to a covered employee does not comply or is inconsistent with the requirements of Section 162(m) or related regulations, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable to a covered employee in connection with any such Participant’s Award upon attainment of the applicable performance objectives.

h.

Adjustments. The Committee is authorized at any time during or after the completion of a calendar year, in its sole discretion, to adjust or modify the terms of Awards or performance objectives, or specify new Awards, (i) in the event of any large, special and non-recurring dividend or distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, forward or reverse split, stock dividend, liquidation, dissolution or other similar corporate transaction, (ii) in recognition of any other unusual or nonrecurring event affecting the Company or the financial statements of the Company (including events described in (i) above as well as acquisitions and dispositions of businesses and assets and extraordinary items determined under generally accepted accounting principles), or in response to changes in applicable laws and regulations, accounting principles, and tax rates (and interpretations thereof) or changes in business conditions or the Committee’s assessment of the business strategy of the Company. Unless the Committee determines otherwise, no such adjustment shall be authorized or made if and to the extent that the existence of such authority or the making of such adjustment would cause Awards granted under the Plan to covered employees whose compensation is intended to qualify as “performance-based compensation” under Section 162(m) and related regulations to fail to so qualify.

This BB&T Corporation Short-Term Incentive Plan has been executed on behalf of the Company this 23rd day of December, 2008.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Senior Executive Vice President

Attest:

/s/ Frances B. Jones
Secretary/Asst. Secretary

[Corporate Seal]